SCIRE Corporation
1012 Tarrant Drive
Fontana, WI 53125

November 14, 2014

Mr. J. McMahon
V.P. of Engineering
Torvec
1999 Mt. Read Blvd.
Building 3
Rochester, NY 14615

Subject: Consulting Agreement (Services of Mr. Thomas J. Labus)

Mr. McMahon,

Per our recent conversation I would propose the following for your consideration.

I would propose a monthly retainer of $1200 ($14,400 annually) that would nominally cover 8 hours/month of consulting. As in the past hours above this time would not be billed unless the time was an excessive amount. Billing rate for excess hours would be $150/hr. Billing would be on a monthly basis through SCIRE Corporation. All other expenses would be billed at cost with no markup.

This agreement would be effective January 1, 2015 through December 31, 2015 with an annual renewal review. This agreement can be revoked in writing with 30 days notice by either party (Torvec or SCIRE Corporation) prior to the annual review on December 31st each year.

If this is acceptable, please sign this letter of agreement and return a signed copy to my attention.

Thank you for the opportunity to be of service to Torvec and I look forward working with you.

Respectfully submitted,

SCIRE Corporation

Thomas J. Labus
President

Accepted by,

Torvec

CEO